Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Bollinger Innovations, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (3)	Common Stock, $0.001 par value per share	Other	12,238,528	(4)	$2.355	$28,821,733.44	$0.00015310	$4,412.61

Equity (3)	Common Stock, $0.001 par value per share	Other	50,000	(5)	$2.355	$117,750.00	$0.00015310	$18.03
Equity (3)	Common Stock, $0.001 par value per share	Other	200,000	(6)	$2.355	$471,000.00	$0.00015310	$72.11
Total Offering Amounts						29410483.44		$4,502.75
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$4,502.75

Offering Note

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Proposed maximum offering price per unit estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the reported average of the high and low prices of the Common Stock as reported on the Nasdaq on August 7, 2025 (rounded up to the nearest cent).
(3)	This Registration also relates to the rights to purchase shares of Series A-1 Junior Participating Preferred Stock, par value $0.001 per share, of the Registrant (the “Rights”), which are attached to all shares of Common Stock pursuant to the terms of the Rights Agreement, dated May 1, 2024, as amended. Until the occurrence of prescribed events, the Rights are not exercisable. The Rights are appurtenant to and trade with the Common Stock and the Preferred Stock and no separate consideration will be received for the Rights. Therefore, the registration fee for the Rights is included in the fee for the Common Stock.
(4)	Represents shares of Common Stock available for grant under the Bollinger Innovations, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”). Since the 2022 Plan provides that shares available for grant are not subject to adjustment, 12,238,528 shares of Common Stock are being registered as a result of the proportionate reduction of the number of shares previously registered due to the 1-for-250 reverse stock split effectuated on August 4, 2025.
(5)	Represents additional shares of Common Stock that may be issuable pursuant to the Performance Stock Award Agreement, dated May 5, 2022.
(6)	Represents additional shares of Common Stock that may be issuable pursuant to the Performance Stock Award Agreement, dated June 8, 2023.